Exhibit 21.1

Subsidiaries of ExactTarget, Inc.

ExactTarget Limited (UK)

CoTweet, Inc. (DE)

ExactTarget Pty Ltd (Australia)

ExactTarget Tecnologia Ltda. (Brazil)

ExactTarget GmbH (Germany)